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                                                                    EXHIBIT 10.7

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                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT (this "AGREEMENT") is entered into as of March 31, 1998, by and among FED Corporation, a Delaware corporation ("FED"), and Telxon Corporation, a Delaware corporation ("TELXON").


                                    RECITALS

         WHEREAS, Telxon owns all of the outstanding shares of capital stock (the "SHARES") of Virtual Vision, Inc., a Delaware corporation ("VIRTUAL");

         WHEREAS, FED desires to purchase from Telxon for an aggregate of (i) Five Hundred Thousand Dollars ($500,000) (the "CASH PURCHASE PRICE") plus (ii) an aggregate of Four Million Five Hundred Thousand Dollars ($4,500,000) of FED's Series F Preferred Stock (the "STOCK PURCHASE PRICE" and, together with the Cash Purchase Price, the "PURCHASE PRICE"), and Telxon desires to sell to FED, an aggregate of One Million (1,000,000) shares of Virtual's common stock, $0.01 par value per share (the "COMMON STOCK"), which Shares constitute all of the outstanding capital stock of the Company, all upon the terms and conditions hereinafter set forth;

         WHEREAS, the respective Boards of Directors of FED and Telxon have each approved the transactions contemplated by this Agreement; and

         WHEREAS, the parties intend for the transactions contemplated by this Agreement to be treated as effective as of March 31, 1998.

         NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, the parties agree as follows:


                                    ARTICLE I

                         PURCHASE AND SALE OF THE SHARES
                         -------------------------------

         1.1      PURCHASE AND SALE OF THE SHARES.

                  (a) ESCROW. Contemporaneously with the execution of this Agreement, FED, Telxon and First Union National Bank (the "ESCROW AGENT") shall enter into an Escrow Agreement substantially in the form as attached hereto as EXHIBIT A (the "ESCROW AGREEMENT"). Pursuant to the terms and conditions of the Escrow Agreement, upon the execution of this Agreement, (i) FED shall deliver the Purchase Price to the Escrow Agent for deposit in the Escrow Account (as defined in the Escrow Agreement) and (ii) Telxon shall deliver the Shares (free from any charge, lien, encumbrance or adverse claim of any kind whatsoever) to the Escrow Agent for deposit in the Escrow Account for the purpose of securing various obligations of the parties set forth in this Agreement and the Escrow Agreement. The Purchase Price and the Shares shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof. The Purchase Price and the Shares shall be held as a trust fund and shall not be



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subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.

                  (b) INITIAL ESCROW RELEASE DATE. Pursuant to the terms and conditions of the Escrow Agreement, and subject to the satisfaction of the conditions set forth in Article V hereof, on or prior to April 15, 1998 (the "INITIAL ESCROW RELEASE DATE") the Cash Purchase Price and a portion of the Stock Purchase Price will be released from escrow to Telxon and the Shares will be released from escrow to FED.

         1.2 SERIES F STOCK PURCHASE AGREEMENT. Contemporaneously with the execution of this Agreement, FED and Telxon shall enter into a Series F Preferred Stock Purchase Agreement substantially in the form attached hereto as EXHIBIT B (the "SERIES F AGREEMENT"). Pursuant to the terms and conditions of the Series F Preferred Stock Purchase Agreement, FED shall agree to sell, and Telxon shall agree to purchase, the number of shares of FED's Series F Preferred Stock constituting the Stock Purchase Price.

         1.3 EFFECTIVE DATE. The execution of this Agreement, the delivery of those items set forth in Article V, the delivery of the Purchase Price by FED to the Escrow Agent, and the delivery of the Shares by Telxon to the Escrow Agent shall take place at the offices of Brobeck, Phleger & Harrison LLP, 1633 Broadway, 47th Floor, New York, New York, at 5:00 p.m. (New York City time) on March 31, 1998 (which time and place are designated as the "EFFECTIVE TIME" and which date is designated as the "EFFECTIVE DATE").


                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF TELXON
                    ----------------------------------------

         Except as disclosed in a document referring specifically to the representations and warranties in this Agreement which is delivered by Telxon to FED prior to the execution of this Agreement (the "TELXON DISCLOSURE SCHEDULE"), Telxon agrees with, and represents and warrants to FED as set forth below:

         2.1 CORPORATE EXISTENCE AND GOOD STANDING. Virtual is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has the requisite corporate power and corporate authority to carry on its business as now being conducted, is entitled to own, lease and operate the property and assets now owned, leased or operated by it, and has no operations and conducts no business outside of the states or countries listed on the Telxon Disclosure Schedule. Virtual is duly qualified to do business, is in good standing and has all required and appropriate licenses in each jurisdiction in which its failure to obtain or maintain such qualification, good standing or licensing (i) would, individually or in the aggregate, have or reasonably could be expected to have a material adverse effect on the business, properties, results of operations, or condition (financial or otherwise) (each a "MATERIAL ADVERSE EFFECT") of Virtual, or (ii) would result in a material breach of any of the other representations, warranties, covenants or agreements of Telxon set forth in this Agreement.

         2.2 CORPORATE AUTHORITY. Telxon has all requisite corporate power and authority to execute and deliver this Agreement and all other documents contemplated hereby (collectively, the "DOCUMENTS"), to consummate the transactions contemplated hereby and thereby, and to perform its obligations under the terms of the Documents. The execution and delivery of the Documents and the performance of the



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transactions contemplated hereby and thereby have been authorized by all necessary corporate action of Telxon. The Documents have been duly executed and delivered by Telxon and constitute legal, valid and binding obligations of Telxon, enforceable against Telxon in accordance with their terms, except as such enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and by general equitable principles.

         2.3 CAPITALIZATION. The authorized capital stock of Virtual consists of Eight Million (8,000,000) shares of Common Stock, of which an aggregate One Million (1,000,000) shares of Common Stock are presently issued and outstanding and are held by Telxon. All of the outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and are free from any charge, lien, encumbrance or adverse claim of any kind whatsoever. Except as set forth on the Telxon Disclosure Schedule, there are no subscriptions, options, warrants, calls, conversion rights, rights of exchange, or other rights, plans, agreements or commitments of any nature whatsoever (including without limitation, conversion or preemptive rights) providing for the purchase, insurance, registration or sale of any shares of Virtual's capital stock or any securities convertible into or exchangeable for any shares of Virtual's capital stock (collectively, the "VIRTUAL DERIVATIVE SECURITIES"). None of the Virtual Derivative Securities are entitled to be accelerated as a result of the transactions contemplated hereby. All of the outstanding shares of Virtual capital stock and the Virtual Derivative Securities have been issued pursuant to valid exemptions from registration under all Federal and state securities laws and there are no outstanding obligations of Virtual to repurchase, redeem or otherwise acquire any shares of Virtual capital stock or any of the Virtual Derivative Securities.

         2.4 STOCK OWNERSHIP. Telxon owns all of the outstanding shares of Common Stock free from any charge, lien, encumbrance or adverse claim of any kind whatsoever and has full power and legal right to sell, assign, transfer and deliver the same.

         2.5 SUBSIDIARIES. Virtual has no subsidiaries and does not otherwise own or control, directly or indirectly, any interest in any other corporation, association, joint venture or other business entity.

         2.6 FINANCIAL STATEMENTS. Telxon has delivered to FED the unaudited balance sheet of Virtual as at February 28, 1998 without the inclusion of the related notes thereto (the "UNAUDITED BALANCE SHEET") and a pro-forma balance sheet of Virtual as at March 31, 1998 without the inclusion of the related notes thereto (the "PROJECTED BALANCE SHEET"). The internal books and records of Virtual from which the Unaudited Balance Sheet and the Projected Balance Sheet were derived do not contain any information which is false or misleading in any material respect. The Unaudited Balance Sheet and the Projected Balance Sheet
(i) were prepared in accordance with such books and records; (ii) were prepared in accordance with Virtual's accounting policies and principles, and are in accordance with generally accepted accounting principles, applied on a consistent basis throughout the periods from Virtual's inception to the date of such balance sheets ("GAAP"); and (iii) present fairly in all material respects Virtual's assets, liabilities and financial position at the dates reflected therein.

         2.7 ACCOUNTS AND NOTES RECEIVABLE. The Telxon Disclosure Schedule sets forth a complete and accurate list of the accounts and notes receivable, including the aging thereof as of the date hereof. The Telxon Disclosure Schedule further sets forth a complete and accurate schedule those accounts and notes receivables (i) to be assigned by Virtual to Telxon on or prior to the Effective Date and (ii) to be remitted to Telxon upon receipt by Virtual. All accounts and notes receivable of Virtual reflected on the



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Unaudited Balance Sheet and the Projected Balance Sheet are valid receivables of
Virtual subject to no setoffs or counterclaims and are current and collectible within 45 days after the invoice date. The values at which accounts and notes receivables are carried on the books and records of Virtual reflects the receivables valuation policy of Virtual which is consistent with its past practice and in accordance with GAAP.

         2.8 INVENTORIES. The Telxon Disclosure Schedule sets forth a complete and accurate schedule of the items in inventory as of the date hereof. All of the inventory recorded on the Projected Balance Sheet consists of, and all inventory as of the Initial Escrow Release Date will consist of, items of a quality usable or saleable in the ordinary course of business consistent with the past practice of Virtual and will be in quantities sufficient for the normal operation of the business of Virtual in accordance with past practice.

         2.9      LIABILITIES.

                  (a) Except as set forth on the Telxon Disclosure Schedule, Virtual has no liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (i) liabilities shown on the Unaudited Balance Sheet and (ii) absolute liabilities that have arisen since the date of the Unaudited Balance Sheet that are reflected on the Projected Balance Sheet. The Telxon Disclosure Schedule further sets forth a complete and accurate schedule of those liabilities (i) to be assumed by Telxon from Virtual on or prior to the date hereof and (ii) to be paid by Virtual subject to reimbursement from Telxon. Telxon has furnished FED with true and correct copies of each such document, agreement and instrument evidencing the absolute liabilities or contingent liabilities set forth on the Unaudited Balance Sheet and the Projected Balance Sheet, including all amendments with respect thereto through the date hereof.

                  (b) Telxon will be responsible for the payment of any and all legal fees of Virtual incurred on or prior to the date hereof. Further, Telxon will be responsible for the payment of any and all costs incurred on or prior to the date hereof in connection with filing, prosecuting and maintaining the Virtual Intellectual Property Rights (as hereinafter defined). After the date hereof, FED will be responsible for the payment of any and all legal fees of Virtual incurred after the date hereof relating to the business of Virtual conducted after the date hereof. Further, FED will be responsible for the payment of any and all costs incurred after the date hereof in connection with filing, prosecuting and maintaining the Virtual Intellectual Property Rights (as hereinafter defined).

         2.10 ABSENCE OF CERTAIN CHANGES. Since the date of the Unaudited Balance Sheet, (i) there has not been any event or development that, individually or in the aggregate, would have or reasonably could be expected to have a Material Adverse Effect on Virtual and (ii) Virtual has not taken, and Telxon has not allowed, caused or permitted Virtual to do, cause or permit, any of the following actions:

                  (a) MATERIAL CONTRACTS. Except for contracts or commitments entered into in the ordinary course of business consistent with past practice in an amount less than Ten Thousand Dollars ($10,000) individually or in the aggregate, entered into any contract or commitment, or violated, amended or otherwise modified or waived any of the terms of any of its existing contracts or commitments;

                  (b) ISSUANCE OF SECURITIES. Issued, delivered or sold or authorized or proposed the issuance, delivery or sale of, or purchased or proposed the purchase of, any shares of its capital stock



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or securities convertible into, or granted any subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities;

                  (c) INTELLECTUAL PROPERTY. Transferred to any person or entity any rights to the Virtual Intellectual Property Rights;

                  (d) EXCLUSIVE RIGHTS. Entered into or amended any agreements pursuant to which any other party has been granted exclusive marketing or distribution rights with respect to any of its products or technology;

                  (e) DISPOSITIONS. Sold, leased, licensed or otherwise disposed of or encumbered any of its properties or assets which are material, individually or in the aggregate, to Virtual's business;

                  (f) INDEBTEDNESS. Incurred any indebtedness for borrowed money or guaranteed any such indebtedness or issued or sold any debt securities or guarantee any debt securities of others, except for such indebtedness incurred as a result of advances made by Telxon, which amounts shall have been written off by Telxon on or prior to the date hereof and shall not appear on the Projected Balance Sheet;

                  (g) LEASES. Entered into any operating or capital lease;

                  (h) PAYMENT OF OBLIGATIONS. Paid, discharged or satisfied in an amount in excess of Ten Thousand Dollars ($10,000) individually or in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Unaudited Balance Sheet;

                  (i) CAPITAL EXPENDITURES. Except for capital expenditures, capital additions or capital improvements made in the ordinary course of business consistent with past practice in an amount less than One Thousand Dollars ($1,000) individually or in the aggregate, made any capital expenditures, capital additions or capital improvements;

                  (j) INSURANCE. Reduced the amount of any insurance coverage provided by existing insurance policies;

                  (k) EMPLOYEE BENEFIT PLANS; NEW HIRES; PAY INCREASES. Adopted or amended any existing Benefit Arrangement, or hired any new employee, paid any special bonus or special remuneration to any employee or director, or increased the salaries or wage rates of its employees;

                  (l) SEVERANCE ARRANGEMENTS. Granted any severance or termination pay to any director or officer or other employee;

                  (m) LAWSUITS. Commenced a lawsuit other than (i) for the routine collection of bills; or (ii) in such cases where it in good faith determined that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it has consulted with FED with FED concerning the matters set forth in such a suit;


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                  (n) ACQUISITIONS. Acquired or agreed to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquired or agreed to acquire any assets which are material, individually or in the
aggregate, to Virtual's business, or acquired   or agreed to acquire any equity
securities of any corporation, partnership, association or business organization;

                  (o) TAXES. Made or changed any material election in respect of taxes, adopted or changed any accounting method in respect of taxes, entered into any closing agreement, settled any claim or assessment in respect of taxes, or consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of taxes;

                  (p) NOTICES. Failed to have given notices and other information required to be given to the employees of Virtual, any collective bargaining unit representing any group of employees of Virtual, and any applicable government authority under the any applicable law in connection with the transactions contemplated by this Agreement;

                  (q) REVALUATION. Revalued any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable; or

                  (r) OTHER. Taken or agreed in writing or otherwise to take, any of the actions described in Sections 2.10(a) through (q) above, or any action which would make any of Telxon's representations warranties, covenants or agreements contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

         2.11 PROPERTIES. Virtual neither owns nor holds title to any real property. Except as set forth on the Telxon Disclosure Schedule, with respect to the property and assets it leases, Virtual is in compliance in all material respects with such leases and holds a valid leasehold interest free of any charges, liens, encumbrances or adverse claims of any kind whatsoever. The Telxon Disclosure Schedule sets forth (i) a list of all leases or rental contracts under which Virtual is presently a lessee, lessor, sublessee or sublessor or has been a lessee, lessor, sublessee or sublessor in the past twenty-four (24) months and (ii) a list of all equipment used by Virtual in the operation of its business which is owned or leased by Virtual and which had an original cost of Ten Thousand Dollars ($10,000) or more. Virtual has beneficial ownership of and good and marketable title to all properties and assets used in its operations or necessary for the conduct of its business, and such properties and assets are subject to no charges, liens, encumbrances or adverse claims of any kind whatsoever. All real and tangible personal property, including machinery, equipment and fixtures currently used by Virtual in the operation of its business is, and at the time of the Initial Escrow Release Date will be, in good operating condition and repair, ordinary wear and tear excepted, and are adequate and suitable for the purposes for which they are presently being used. To the best knowledge of Telxon, all improvements on leased property used by Virtual in the operation of its businesses and the present use thereof are in accordance with all applicable laws. The value of any fixed asset used by Virtual in the operation of its business has not been written up or down, other than pursuant to depreciation or amortization expenses in accordance with past practice.

         2.12 LITIGATION. There is no litigation, arbitration, proceeding or workers' compensation claims, either at law or in equity, pending by or against Virtual, its properties or assets, the capital stock of Virtual or its officers, directors or stockholders before any agency, court, tribunal, foreign or domestic,





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or any governmental agency, and, to the best knowledge of Telxon, there is no threat of any such litigation, arbitration or proceeding, and, to the best knowledge of Telxon, no facts exist which might form the basis for any such litigation, arbitration or proceeding. To the best knowledge of Telxon, Virtual is not the subject of any investigation for violation of any laws, regulations or administrative orders applicable to its business by any governmental authority or any other person. There is no judgment, writ, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator, including without limitation, actions by the United States Bankruptcy Court for the Western District of Washington at Seattle (the "VIRTUAL BANKRUPTCY COURT"), outstanding against Virtual, its properties or assets or the capital stock of Virtual or which in any manner would prevent, enjoin, alter or materially delay any of the transactions contemplated hereby. Telxon has furnished FED with true and correct copies of all pleadings relating to any bankruptcy proceedings involving Virtual or its predecessors and to any ongoing litigation regarding Virtual disclosed on the Telxon Disclosure Schedule.

         2.13 TAXES. Telxon has (i) duly and timely filed or caused to be filed all Federal, state and local tax returns, statements, reports and forms required to be filed by Telxon and Virtual (and each affiliate with which Telxon or any subsidiary thereof files consolidated, combined or unitary returns) and will duly and timely file or cause to be filed all such applicable tax returns, statements, reports and forms required to be filed prior to the Effective Date which relate to Virtual or with respect to which Telxon or Virtual is liable or otherwise in any way subject, including, without limitation, any income, property, sales, use, franchise, added value, withholding, and social security taxes, and all such tax returns (including all amendments thereto) (A) are complete, accurate and in accordance in all material respects with all legal requirements applicable thereto and (B) as of the time of filing, correctly reflected the facts regarding the income, business assets, operations, activities, status or other matters of Virtual required to be shown thereon,
(ii) paid, when due, all taxes shown to be due and payable on such returns, or pursuant to any assessment or otherwise, and (iii) properly accrued, charged or established adequate reserves for all taxes arising in respect of any fiscal year of Virtual. No tax liabilities, disallowances or assessments relating to the business, assets or employees or independent contractors of Virtual have been assessed as of the date hereof, and, to the best knowledge of Telxon, there is no basis for any such liabilities, disallowances or assessments. Virtual is not delinquent in the payment of any taxes which would result in the imposition of any charge, lien, encumbrance or adverse claim of any kind whatsoever on Virtual, its properties or assets or the capital stock of Virtual.

         2.14 NO BREACH OF AGREEMENTS. Virtual is not (i) in violation of any term of its Certificate of Incorporation, Bylaws or the Official Unsecured Creditors' Committee's First Amended Plan of Reorganization, dated as of July 28, 1995 (the "VIRTUAL BANKRUPTCY PLAN"), or (ii) in conflict, breach, violation or default in any respect of any contract, lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust, or other agreement, instrument or arrangement to which Virtual is a party or by which Virtual or its assets are bound, except where such conflict, breach, violation or default would not, individually or in the aggregate, have or reasonably could be expected to have a Material Adverse Effect on Virtual, or
(iii) in conflict, breach, violation or default in any respect of any law, rule or regulation of any governmental authority, or any judgment, order, injunction or decree applicable to Virtual, including without limitation, any plan approved by the Virtual Bankruptcy Court, Virtual's assets or its capital stock, except where such conflict, breach, violation or default would not, individually or in the aggregate, have or reasonably could be expected to have a Material Adverse Effect on Virtual. Neither the execution and delivery of the Documents nor the consummation of the transactions contemplated hereby or thereby will result in or constitute any of the following: (i) (A) a violation of any term in the Certificate of Incorporation or Bylaws of Telxon or Virtual or the Virtual Bankruptcy Plan, or




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(B) a conflict, breach, violation or default with or an event that, with notice or lapse of time or both, would be a conflict, breach, violation or default of any contract, lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust, or other agreement, instrument or arrangement to which Telxon or Virtual is a party or by which Telxon or Virtual or their respective assets are bound, except where such conflict, breach, violation or default would not, individually or in the aggregate, have or reasonably could be expected to have a Material Adverse Effect on Virtual, or
(C) a conflict, breach, violation or default with or an event that, with notice or lapse of time or both, would be a conflict, breach, violation or default of any law, rule or regulation of any governmental authority, or any judgment, order, injunction or decree applicable to Telxon or Virtual, their respective assets or their respective shares of capital stock, except where such conflict, breach, violation or default would not, individually or in the aggregate, have or reasonably could be expected to have a Material Adverse Effect on Virtual;
(ii) an event that would permit any party to terminate any agreement or to accelerate the maturity of or permit the subordination of any indebtedness or other obligation of Telxon or Virtual or their respective shares of capital stock, including without limitation, any plan approved by the Virtual Bankruptcy Court; or (iii) the creation or imposition of any charge, lien, encumbrance or adverse claim of any kind whatsoever on any of the assets of Telxon or Virtual or their respective shares of capital stock.

         2.15 EMPLOYEES AND SERVICE PROVIDERS. Virtual is not involved in any labor discussion with any unit or group seeking to become the bargaining unit for any of Virtual's employees, nor has any such unit or group notified Virtual of an intention to commence any organizational activities among the employees of Virtual. The Telxon Disclosure Schedule sets forth a listing of (i) each collective bargaining agreement and other labor agreement to which Virtual is a party or by which it is bound; (ii) each employment, consulting, severance, deferred compensation, incentive compensation, bonus, profit sharing, stock option, stock purchase, stock appreciation, employee stock ownership and any other employee benefit plan, contract, agreement, or other arrangement (whether or not in writing) providing for compensation or other benefits to employees (including officers), or independent contractors, individually or as a group, to which Virtual is a party or by which it is bound whether such plan, agreement, arrangement or the like is controlled by Telxon or by Virtual (collectively, the "BENEFIT ARRANGEMENTS"); (iii) each "employee pension benefit plan" as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and not exempted under Section 4(b) or Section 201 of ERISA maintained by Virtual or to which Virtual is required to contribute including any "multi-employer plan" (as defined in Section 3(37) of ERISA); (iv) each "employee welfare benefit plan" as defined in Section 3(1) of ERISA maintained by Virtual or to which Virtual contributes or is required to contribute, including any multi-employer welfare plan, and each other plan under which "fringe benefits" (including, without limitation, vacation plans or programs, severance benefits, sick leave plans or programs, dental or medical plans or programs, and related or similar benefits) are afforded to employees of, or otherwise required to be provided by, Virtual; and (v) each loan to officers and directors and each loan to a non-officer employee. All employee benefits plans, as defined in Section 3(3) of ERISA, of Virtual in effect at any time since inception of Virtual are now, and have always been, established, maintained and operated in accordance, in all material respects, with all applicable laws (including, without limitation, ERISA and the Internal Revenue Code of 1986, as amended (the "CODE")) and all regulations and interpretations thereunder and in accordance with their plan documents. There is no unfunded liability for vested or non-vested benefits under any funded employee benefit plan, and all contributions required to be made to or with respect to each employee benefit plan and all costs of administering each employee benefit plan have been completely and timely paid. With respect to each benefit plan that is subject to Title IV of ERISA, no liability or obligation has been incurred or is expected except for insurance premiums under Section 4007 of ERISA, and all insurance premiums incurred or accrued up to and including the Effective Date have been or will

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be timely paid by Telxon or Virtual; and no amount is, and as of the Effective
Date no amount will be, due or owing from Telxon or Virtual to any multi-employer plan on account of any withdrawal therefrom. There has been no prohibited transaction as described in Section 406 of ERISA or Section 4975 of the Code or breach of fiduciary duty by Virtual with respect to any employee benefit plan. No employee benefit plan provides medical benefits to any former employees (including retirees) of Virtual, other than benefits required to be provided under Section 490B of the Code. Telxon has furnished to FED a copy of each of the plans set forth on the Telxon Disclosure Schedule and related plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and, to the extent still in its possession, any material employee communications relating thereto).

         2.16 CERTAIN AGREEMENTS AFFECTED BY THIS TRANSACTION. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby shall (i) result in any obligation of either Virtual or FED for any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due or paid to any director or employee of Virtual; (ii) materially increase any benefits otherwise payable by Virtual; (iii) result in the acceleration of the time of payment or vesting of any such benefits; or (iv) result in the acceleration of any rights under the Benefit Arrangements. All stock options or other rights to acquire capital stock granted by Telxon or Virtual on or prior to the date hereof will terminate or be paid off by Telxon prior to the date hereof. In addition, Telxon shall have paid all compensation, benefits and other Benefit Arrangements, including without limitation, any severance obligations and accrued vacation pay accrued on or prior to the date hereof, to Virtual's employees. Further, on or prior to the date hereof, Telxon shall have paid or shall have properly accrued the amounts due and payable to the Virtual employees and consultants all wages, salaries, bonuses and benefits (including accrued vacation and similar amounts) payable on or prior to the date hereof, which accrued amounts will be paid by Telxon to such Virtual employees and consultants in full on or prior to April 3, 1998.

         2.17 DIRECTORS, OFFICERS AND EMPLOYEES. The Telxon Disclosure Schedule sets forth a true and complete list of the names and current salaries of all employees and consultants of Virtual and of all agreements with such employees and consultants (collectively, the "EMPLOYMENT AND CONSULTANT AGREEMENTS"). Except for the Employment and Consultant Agreements, complete and accurate copies of which have been delivered to FED, Virtual is not a party to any effective employment or consulting agreements with individual employees or consultants (including officers and directors). To the best knowledge of Telxon, Virtual is in compliance with all currently applicable laws and regulations respecting employment, discrimination in employment, WARN obligations, verification of immigration status, terms and conditions of employment and occupational safety and health and equal employment opportunity practices, and is not engaged in any unfair labor practice. Virtual has received no notice from any governmental entity, and there has not been asserted before any governmental entity, any claim, action or proceeding to which Virtual is a party or involving Virtual and there is neither pending nor, to the best knowledge of Telxon, threatened any investigation or hearing concerning Virtual arising out of or based upon any such laws, regulations or practices.

         2.18 INSURANCE. The Telxon Disclosure Schedule sets forth a complete and accurate list and summary of all policies of insurance of any nature whatsoever maintained by Telxon or Virtual pertaining to the business of Virtual, showing, among other things, the amount of coverage, the company issuing the policy and expiration date of each policy. Such policies are in full force and effect and, except as otherwise set forth in the Telxon Disclosure Schedule, such policies, or other policies covering the same

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risks, have been in full force and effect, without gaps, continuously for the past five (5) years. Copies of all current insurance policies pertaining to the business of Virtual have been made available to FED for inspection. Neither Telxon nor Virtual is in default under any of such policies, and neither Telxon or Virtual has failed to give any notice or to present any claim under any such policy in a due and timely fashion. The Telxon Disclosure Schedule sets forth by policy all accrued insurance obligations relating to the business of Virtual as of the date of this Agreement.

         2.19 CONTRACTS AND LICENSES. The Telxon Disclosure Schedule sets forth a complete and accurate list of:

                  (a) Each contract, whether written or oral, between Virtual and any party to whom Virtual provides products or services, which involved payments to Virtual of more than Ten Thousand Dollars ($10,000) during the year ended December 31, 1997 or can reasonably be expected to involve payments to Virtual of more than Ten Thousand Dollars ($10,000) during the year ending December 31, 1998;

                  (b) Each contract (except for real property leases, equipment rental contracts, evidence of indebtedness and insurance contracts), whether written or oral, between Virtual and any party to whom Virtual is obligated or can reasonably be expected to pay more than Ten Thousand Dollars ($10,000) for any twelve (12) month period;

                  (c) Each agreement for the license of any copyright, trade secret or other Virtual Intellectual Property Rights, or requiring indemnification by Virtual with respect to infringements of Intellectual Property Rights (as hereinafter defined);

                  (d) Each material permit, license, franchise, certificate of need and each other material certificate or authorization issued to Virtual by any governmental authority having jurisdiction in any area where Virtual provides products or services (a "LICENSE" or "LICENSES");

                  (e) Each agreement, contract or commitment containing any covenant limiting the freedom of Virtual to engage in any line of business or compete with any person;

                  (f) Each joint marketing or development agreement to which Virtual is a party, either directly or indirectly through an Affiliate (as hereinafter defined);

                  (g) Each agreement, contract or commitment to which Virtual is a party relating to capital expenditures involving future obligations in excess of Ten Thousand Dollars ($10,000) and not cancelable without penalty;

                  (h) Each agreement of indemnification or guaranty not entered into in the ordinary course of business to which Virtual is a party (either as the party taking such action or the party for whose benefit such action was taken) other than indemnification agreements between Virtual and any of its officers or directors;

                  (i) Each agreement, contract or commitment to which Virtual is a party relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise;


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                  (j) Each mortgage, indenture, loan or credit agreement,
security agreement or other agreement or instrument to which Virtual is a party relating to the borrowing of money or extension of credit; and

                  (k) Each other agreement of Virtual which would otherwise be required to be filed as an exhibit pursuant to Item 601(b)(10) of Regulation S-K of the Securities Act of 1933, as amended (the "SECURITIES ACT"), if Virtual was filing a Registration Statement on Form S-1 on the date hereof.

The contracts and agreements which are required to be identified in the Telxon Disclosure Schedule are hereinafter referred to as the "CONTRACTS." True and complete copies of each written Contract and true and complete written summaries of each oral Contract have been delivered to FED by Telxon. Except as set forth on the Telxon Disclosure Schedule:

                  (i) Each of the Contracts is a legal, valid, binding and enforceable agreement of Virtual and the other parties thereto and will continue to be legal, valid, binding and enforceable after the Initial Escrow Release Date, except as such enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and by general equitable principles.;

                  (ii) Assuming the availability of adequate financing, as of the date hereof, Telxon has no reason to believe that Virtual will not be able to fulfill all of its obligations under the Contracts which remain to be performed after the date hereof;

                  (iii) There has not occurred any material default (or event which upon the provision of notice or lapse of time or both would become such a default) under any of the Contracts on the part of Virtual;

                  (iv) The Contracts are all of the agreements, contracts and instruments that are material to Virtual and necessary for the operation of its business as currently conducted;

                  (v) To the best knowledge of Telxon, the Licenses are the only governmental permits, licenses, franchises, certificates of need and other certificates and authorizations that are required for and are material to the operation of Virtual's business as such business is now, and since Virtual's inception has been, conducted;

                  (vi) The Licenses are, and as of the Initial Escrow Release Date will be, in full force and effect and the continuing validity and effectiveness of such Licenses will not be affected by the transactions contemplated hereby; and

                  (vii) Virtual is and has been in compliance in all material respects with all conditions or requirements of the Licenses, and Virtual has not been notified by any governmental or licensing authority that such parties intend to cancel, terminate or modify any of such Licenses, and, to the best knowledge of Telxon, there are no valid grounds for any such cancellation, termination or modification.


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         2.20     INTELLECTUAL PROPERTY RIGHTS.

                  (a) Virtual owns or possesses adequate and legally enforceable licenses to use all Intellectual Property Rights (as hereinafter defined) set forth on the Telxon Disclosure Schedule (collectively, the "VIRTUAL INTELLECTUAL PROPERTY RIGHTS"). The Virtual Intellectual Property Rights that are owned by Virtual are owned free of any charges, liens, encumbrances or adverse claims of any kind whatsoever. The Virtual Intellectual Property Rights are set forth on the Telxon Disclosure Schedule and are separated to identify the Virtual Intellectual Property Rights that are owned by Virtual and the Virtual Intellectual Property Rights that are licensed to Virtual. For purposes of this Agreement, the term "INTELLECTUAL PROPERTY RIGHTS" shall mean any patents, trademarks, service marks, trade names, trade dress, logos, designs, copyrights, and any applications for any of the foregoing, trade secrets, know-how, inventions, discoveries, technologies, techniques and computer software.

                  (b) To the best knowledge of Telxon, other than the Virtual Intellectual Property Rights, no Intellectual Property Rights (including without limitation, any Intellectual Property Rights owned by or licensed to Telxon and not assigned to FED hereunder), are necessary for the operation of Virtual's business as currently conducted.

                  (c) To the best knowledge of Telxon, none of the current products or product designs or components or services of, or other activities or business conducted by, Virtual infringes, violates or constitutes a misappropriation of (or in the past infringed, violated or constituted a misappropriation of) any Intellectual Property Rights of any other person or business entity. Neither Telxon nor Virtual has received any complaint, claim or notice alleging any such infringement, violation or misappropriation, and to the best knowledge of Telxon, there is no basis for any such complaint, claim or notice.

                  (d) Except as set forth on the Telxon Disclosure Schedule, to the best knowledge of Telxon no person or business entity is infringing, violating or misappropriating (or in the past infringed, violated or misappropriated) any of the Virtual Intellectual Property Rights.

                  (e) No other person or business entity has challenged the validity of any Virtual Intellectual Property Rights, nor challenged Virtual's ownership of, or Virtual's license rights to, any Virtual Intellectual Property Rights.

                  (f) Telxon has taken all reasonable measures to protect the Virtual Intellectual Property Rights and to maintain in confidence all trade secrets and confidential information that Virtual owns or uses. The foregoing measures include, without limitation, (i) perfection and recordation of Virtual's title to any and all Virtual Intellectual Property Rights owned by Virtual, and (ii) execution and delivery to Virtual by all current and former employees, officers and consultants of Virtual who have access to any of Virtual's proprietary information (including any Virtual Intellectual Property Rights) of written agreements for the protection of all such proprietary information and the assignment of all Intellectual Property Rights arising from the services performed by such persons for Virtual.

                  (g) All payments under all licenses granted to Virtual are fully paid up through March 31, 1998, and adequate reserves exist for any interim period accruals (including, without limitation, the accrual relating to (i) the Fifty Thousand Dollars ($50,000) minimum annual royalty license due under that certain Agreement for Payment, dated July 28, 1995, between Vision Newco, Inc., a Delaware corporation, and Virtual Vision Inc., a Washington corporation, and (ii) the Seventy Five Thousand Dollars

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($75,000) minimum annual royalty payment due under that certain Patent Transfer
Agreement, dated as of March 28, 1994, by and between Insight, Inc. and Virtual Vision, Inc.), and that, except as set forth on the Telxon Disclosure Schedule, Virtual is under no further obligation to make payments to any person or business entity in respect of any Virtual Intellectual Property Rights.

                  (h) Virtual has not entered into any written or oral agreement with any person or business entity that restricts in any way Virtual's right to sell, license or otherwise distribute any of Virtual's products, product designs or components, or services, in any applications, fields of use, territories, periods of time or markets, except for (i) those certain restrictions set forth in that certain Patent Transfer Agreement dated as of March 28, 1994 by and between Insight, Inc. and Virtual Vision, Inc. and (ii) the restrictions imposed pursuant to Section 4.13 of this Agreement.

                  (i) Each former and current employee, officer or consultant of Virtual has executed a proprietary information and inventions agreement assigning to Virtual any rights, title and interest in any work performed for or on behalf of Virtual. To the best knowledge of Telxon, no former or current employee, officer or consultant of Virtual has claimed, and Telxon is unaware of any grounds that would form a reasonable basis to claim, any ownership interest in any Virtual Intellectual Property Right as a result of developing such property while employed by or consulting for Virtual, or otherwise. All of Virtual's current products, product designs and components and services have been developed by employees of Virtual within the scope of their employment with Virtual.

                  (j) The Telxon Disclosure Schedule sets forth all licenses, sublicenses and other agreements as to which Virtual is a party, as a licensee, licensor or otherwise, and pursuant to which Virtual or any other person is authorized to sell, license or otherwise distribute any of the Virtual Intellectual Property Rights.

                  (k) To the best knowledge of Telxon, there are no defects in any of Virtual's current products, product designs or components, or services, which defects would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Virtual.

         2.21 COMPLIANCE WITH LAW; CONSENTS. The business and operations of Virtual have been and are being conducted in compliance in all material respects with all laws, rules, regulations and licensing requirements applicable thereto. Telxon is not aware of any facts which might form the basis for a claim that any violation of such laws by Virtual exists. There are no unresolved notices of deficiency or charges of violation brought or, to the best knowledge of Telxon, threatened against Virtual, under any Federal, state or local laws or regulations. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Federal, state or local governmental authority or any non-governmental third party on the part of Telxon is required in connection with the execution, delivery and performance by Telxon of the Documents, including without limitation, the Virtual Bankruptcy Court, the consummation of the transactions contemplated hereby or thereby or the operation of the business of Virtual as it is currently being conducted following the Initial Escrow Release Date.

         2.22 BANKRUPTCY PROCEEDINGS. Each of the Virtual Bankruptcy Plan and the Agreement for Payments, dated as of July 28, 1995, by and between Vision Newco, Inc., a Delaware corporation, and Virtual Vision, Inc., a Washington corporation, has been approved by the Virtual Bankruptcy Court, is a legal, valid and binding agreement with respect to all parties named therein, and constitute the entire agreement between the parties named therein. There have been no proceedings initiated, or to the best

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knowledge of Telxon threatened, to amend or otherwise modify the Virtual
Bankruptcy Plan or any action of the Virtual Bankruptcy Court.

         2.23     ENVIRONMENTAL MATTERS.

                  (a) For the purposes of this Agreement, the term "ENVIRONMENTAL LAWS" shall mean all Federal, state and local environmental protection, occupational, health and safety or similar laws, ordinances, restrictions, licenses, rules, regulations and permit conditions, including, without limitation, the Federal Water Pollution Control Act, Resource Conservation & Recovery Act, Clean Air Act, Compensation and Liability Act, Emergency Planning and Community Right to Know, Occupational Safety and Health Act and other Federal, state or local laws of similar effect, each as amended, and the term "HAZARDOUS MATERIALS" shall mean any hazardous or toxic substances, wastes or materials, defined as such or governed by any applicable Environmental Law.

                  (b) (i) Virtual has not received any notices, directives, violation reports, actions or claims from or by (1) any Federal, state or local governmental agency concerning Virtual and any applicable Environmental Law, or
(2) any person alleging that, in connection with Hazardous Materials, conditions at any real properties leased by Virtual have resulted in or caused or threatened to result in or cause injury or death to any person or damages to any property, including, without limitation, damage to natural resources, and to the best knowledge of Telxon, no such notices, directives, violation reports, actions, claims, assessments or allegations exist; (ii) Virtual does not currently lease, operate or own any real properties that are listed or are threatened to be listed on a "Superfund" List or with respect to which there is any pending proceeding or investigation under any applicable Environmental Law, and, to the best knowledge of Telxon, no such proceeding or investigation is threatened; (iii) throughout the period of operation of any real properties by Virtual has operated and continues to operate such real properties in compliance with all applicable Environmental Law; (iv) no underground storage tanks either are or, to the best knowledge of Telxon, have been located at any of such real properties; (v) there has been no spill, discharge, release, contamination or cleanup of or by any Hazardous Materials used, generated, treated, stored, disposed of or handled by Virtual at such real properties and to the best knowledge of Telxon, no spill, discharge or release or contamination or cleanup of or by Hazardous Materials has occurred on or to such real properties by any third party; (vi) Virtual has not used, generated, treated, stored, disposed of, handled, transported or released any Hazardous Material in a manner which would give rise to any liability under any applicable Environmental Law; (vii) Telxon is not aware of any facts, events, or conditions (including, without limitation, the generation, treatment, transport, storage, emission, disposal, release or other placement, deposit or location of any substance) which materially interfere with or prevent continued compliance by Virtual with, or give rise to any present or potential liability (including with respect to past activities) under any applicable Environmental Law; and (viii) to the best knowledge of Telxon, Virtual has not released any other person from any claim under any applicable Environmental Law nor waived any rights or defenses concerning any environmental conditions.

         2.24 PRODUCTS. Each of the products produced or sold by Virtual (i) is, and at all times has been, in compliance in all material respects with all applicable Federal, state, local and foreign laws and regulations and (ii) is, and at all relevant times has been, fit for the ordinary purposes for which it is intended to be used and conforms in all material respects to any promises or affirmations of fact made in connection with its sale. There is no known design defect with respect to any of such products and each of such products contains adequate warnings, presented in a reasonably prominent manner, in accordance with applicable laws and current industry practice with respect to its use. Except as set forth on the Telxon

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Disclosure Schedule, Virtual has no products placed with its customers under an understanding permitting its return to Virtual other than pursuant a breach of warranty.

         2.25 CERTAIN BUSINESS RELATIONSHIPS OF VIRTUAL. Except as set forth in the Telxon Disclosure Schedule, there are no Affiliates (as hereinafter defined) of Virtual, and no Affiliate of Virtual (i) owns any property or right, tangible or intangible, which is used in the business of Virtual, (ii) has any claim or cause of action against Virtual, or (iii) is a party to any contract or other arrangement, written or verbal, with Virtual. For purposes of this Agreement, the term "AFFILIATE" shall mean (i) in the case of an individual, the members of the immediate family (including parents, siblings and children) of (A) the individual and (B) his or her spouse and (C) any business entity that directly or indirectly, through one or more intermediaries controls, or is controlled by, or is under common control with any of the foregoing individuals, or (ii) in the case of a business entity, another business entity or a person that directly or indirectly, through one or more intermediaries controls, or is controlled by, or is under common control with the business entity.

         2.26 EXISTING RELATIONSHIPS. The Telxon Disclosure Schedule sets forth a list of all of Virtual's customers and suppliers which are material to the conduct of its business. No customer of Virtual has exercised any right of return or similar remedy with respect to any products or services provided by Virtual, and to the best knowledge of Telxon, there are no intentions, claims or plans by any customers to return any products in the future. None of the entities, governmental or otherwise, with which Virtual has a material business relationship or any other present material customer of Virtual has given notice of any intention to cancel or otherwise terminate a material business relationship with Virtual.

         2.27     PREPAYMENTS, PREBILLED INVOICES AND DEPOSITS.

                  (a) The Telxon Disclosure Schedule sets forth (i) all prepayments, prebilled invoices and deposits in excess of One Thousand Dollars ($1,000) that have been received by Virtual as of the date hereof from customers for products to be shipped, or services to be performed, after the date hereof, and (ii) with respect to each such prepayment, prebilled invoice or deposit, (A) the party and contract credited, (B) the date received or invoiced, (C) the products and/or services to be delivered, and (D) the conditions for the return of such prepayment, prebilled invoice or deposit. All such prepayments, prebilled invoices and deposits are properly accrued for on the Unaudited Balance Sheet in accordance with GAAP applied on a consistent basis with the past practice of Virtual.

                  (b) The Telxon Disclosure Schedule sets forth (i) all prepayments, prebilled invoices and deposits in excess of One Thousand Dollars ($1,000) that have been made or paid by Virtual as of the date hereof for products to be purchased, services to be performed or other benefits to be received after the date hereof, and (ii) with respect to each such prepayment, prebilled invoice or deposit, (A) the party to whom such prepayment, prebilled invoice or deposit was made or paid, (B) the date made or paid, (C) the products and/or services to be delivered, and (D) a summary of the conditions for the return of such prepayment, prebilled invoice or deposit. All such prepayments, prebilled invoices and deposits are properly accrued for on the Unaudited Balance Sheet in accordance with GAAP applied on a consistent basis with the past practices of Virtual.

         2.28 CHARTER DOCUMENTS; MINUTE BOOKS; BANKRUPTCY DOCUMENTS. Telxon has provided to FED for its examination (i) complete and accurate copies of the Certificate of Incorporation and Bylaws of Virtual, as amended to the Effective Date; (ii) the minute books of Virtual containing all proceedings,

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consents, actions and meetings of the stockholders and Board of Directors of
Virtual; (iii) the stock transfer books of Virtual setting forth all transfers of capital stock of Virtual since its inception; and (iv) the Virtual Bankruptcy Plan.

         2.29 POWERS OF ATTORNEY; BANK ACCOUNTS. The Telxon Disclosure Schedule sets forth (i) the names and addresses of all persons holding a power of attorney on behalf of Virtual; and (ii) the names and addresses of all banks or other financial institutions in which Virtual has an account, deposit, or safe-deposit box, with the number and a description of the account and the names of all persons authorized to draw on such accounts or deposits or to have access to such boxes.

         2.30 INVESTMENT REPRESENTATION. The Series F Preferred Stock to be received by Telxon and the shares of FED common stock, $0.01 par value per share (the "FED COMMON STOCK") issuable upon conversion thereof, are being acquired for investment for Telxon's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Telxon has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, Telxon further represents that it does not have any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or grant participations to such person or entity or to any third person or entity, with respect to any of the Series F Preferred Stock or the shares of FED Common Stock issuable upon conversion thereof.

         2.31 REPRESENTATIONS COMPLETE. The representations and warranties made by Telxon herein, when considered together with the statements made in the Telxon Disclosure Schedule or any other Exhibit, Schedule or certificate furnished pursuant to this Agreement, does not contain any untrue statement of a material fact, or omit to state any material fact required to be stated herein or therein, or necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.


                                   ARTICLE III
                      REPRESENTATIONS AND WARRANTIES OF FED
                      -------------------------------------

         Except as disclosed in a document referring specifically to the representations and warranties in this Agreement which is delivered by FED to Telxon prior to the execution of this Agreement (the "FED DISCLOSURE SCHEDULE"), FED agrees with, and represents and warrants to Telxon as set forth below:

         3.1 CORPORATE EXISTENCE AND GOOD STANDING. FED is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has the requisite corporate power and corporate authority to carry on its business as now being conducted, is entitled to own, lease and operate the property and assets now owned, leased or operated by it, and has no operations and conducts no business outside of the states or countries listed on the FED Disclosure Schedule. FED is duly qualified to do business, is in good standing and has all required and appropriate licenses in each jurisdiction in which its failure to obtain or maintain such qualification, good standing or licensing (i) would, individually or in the aggregate, have or reasonably could be expected to have a Material Adverse Effect on FED, or (ii) would result in a material breach of any of the other representations, warranties, covenants or agreements of FED set forth in this Agreement.

        3.2 CORPORATE AUTHORITY. FED has all requisite corporate power and authority to execute and deliver the Documents, to consummate the transactions contemplated hereby and thereby, and to perform

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its obligations under the terms of the Documents. The execution and delivery of the Documents and the performance of the transactions contemplated hereby and thereby have been authorized by all necessary corporate action of FED. The Documents have been duly executed and delivered by FED and constitute legal, valid and binding obligations of FED, enforceable against FED in accordance with their terms, except as such enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors' rights generally and by general equitable principles.

         3.3 NO BREACH OF AGREEMENTS. Neither the execution and delivery of the Documents nor the consummation of the transactions contemplated hereby or thereby will result in or constitute any of the following: (i) (A) a violation of any term in the Certificate of Incorporation or Bylaws of FED, or (B) a conflict, breach, violation or default with or an event that, with notice or lapse of time or both, would be a conflict, breach, violation or default of any contract, lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust, or other agreement, instrument or arrangement to which FED is a party or by which FED or its assets are bound, except where such conflict, breach, violation or default would not, individually or in the aggregate, have or reasonably could be expected to have a Material Adverse Effect on FED, or (C) a conflict, breach, violation or default with or an event that, with notice or lapse of time or both, would be a conflict, breach, violation or default of any law, rule or regulation of any governmental authority, or any judgment, order, injunction or decree applicable to FED, its assets or its shares of capital stock, except where such conflict, breach, violation or default would not, individually or in the aggregate, have or reasonably could be expected to have a Material Adverse Effect on FED; (ii) an event that would permit any party to terminate any agreement or to accelerate the maturity of or permit the subordination of any indebtedness or other obligation of FED or its shares of capital stock; or (iii) the creation or imposition of any charge, lien, encumbrance or adverse claim of any kind whatsoever on any of the assets of FED or its shares of capital stock.

         3.4 CONSENTS. Except for Federal and state securities laws filings, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Federal, state or local governmental authority or any non-governmental third party on the part of FED is required in connection with the execution, delivery and performance by FED of the Documents or the consummation of the transactions contemplated hereby or thereby.

         3.5 BROKERS OR FINDERS. FED has not incurred, and will not incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with the Documents or any transaction contemplated hereby or thereby.

         3.6 INVESTMENT REPRESENTATION. The Shares to be received by FED are being acquired for investment for FED's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that FED has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, FED further represents that it does not have any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or grant participations to such person or entity or to any third person or entity, with respect to any of the Shares.

         3.7 INCORPORATION BY REFERENCE. Section 3 of the Series F Agreement is incorporated herein in its entirety as if duly written herein; PROVIDED, HOWEVER, that any and all of the representations and warranties of FED set forth in Section 3 of the Series F Agreement are subject to the information to be set

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forth on that certain Schedule of Exceptions (as defined in the Series F
Agreement) which will be delivered by FED to Telxon on or prior to the Initial Escrow Release Date.

         3.8 REPRESENTATIONS COMPLETE. The representations and warranties made by FED herein, including the representations and warranties included specifically herein by reference, when considered together with the statements made in the FED Disclosure Schedule or any other Exhibit, Schedule or certificate furnished pursuant to this Agreement, does not contain any untrue statement of a material fact, or omit to state any material fact required to be stated herein or therein, or necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.


                                   ARTICLE IV
                                    COVENANTS
                                    ---------

         From and after the date of this Agreement and until (i) the Initial Escrow Release Date or (ii) the date specified in the respective Section (as to Sections 4.10, 4.11, 4.12 and 4.13):

         4.1 BREACH OF REPRESENTATIONS AND WARRANTIES. Each of FED and Telxon shall use commercially reasonable efforts and take all actions necessary to assure that their respective representations and warranties remain true and correct in all material respects. Prior to the Initial Escrow Release Date, each party will promptly deliver or cause to be delivered to the other party supplemental information concerning events subsequent to the date hereof that would render any statement, representation or warranty in this Agreement or any information contained in any Schedule attached hereto pertaining to such party inaccurate or incomplete at any time after the date hereof until the Initial Escrow Release Date; provided, that such supplemental information shall not constitute an amendment of any statement, representation or warranty in this Agreement or any Schedule, Exhibit or document furnished pursuant hereto. The forgoing obligation to inform includes, without limitation, prompt notice from Telxon to FED of: (i) any notice of default received by Telxon or Virtual under any instrument or agreement to which Virtual is a party or by which its assets or properties are bound; (ii) any suit, action, proceeding or investigation instituted or threatened against or affecting Virtual; or (iii) any notice, initiation or threat of any proceeding in the Virtual Bankruptcy Court or with respect to the Virtual Bankruptcy Plan.

         4.2 OTHER NEGOTIATIONS. Between the date hereof and the Initial Escrow Release Date, or such earlier date as the parties hereto agree to terminate this Agreement, Telxon will not, directly or indirectly, through any officer, director, employee, affiliate or agent of Telxon or otherwise, take any action to solicit, initiate, seek, entertain, encourage or support any inquiry, proposal or offer from, furnish any information to, or participate in any negotiations with, any party other than FED regarding any acquisition of Virtual, any merger or consolidation with or involving Virtual, or any acquisition of any material portion of the capital stock or assets of Virtual. Telxon agrees that any such negotiations (other than negotiations with FED) in progress as of the date hereof have been suspended. If Telxon or any of its officers, directors, employees, affiliates or agents receives any proposal for any third party acquisition transaction involving Virtual, or any request for nonpublic information in connection with any such proposal or inquiry, Telxon will at all times abide by its obligations to not entertain, encourage or participate in such discussions, and in all respects to comply with the provisions of this Section 4.2, and will immediately notify FED of any such inquiry, proposal or offer, describing in detail the identity of the person making such inquiry, proposal or offer and the terms and conditions of such inquiry, proposal or offer.


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         4.3 FULL ACCESS. Each of the parties hereto (each a "DISCLOSING PARTY")
shall give the other parties and their respective accountants, legal counsel and other representatives (collectively, the "REQUESTING PARTIES") full access, during normal business hours throughout the period prior to the Initial Escrow Release Date, to all of the properties, books, contracts, commitments and records relating to the business, assets and liabilities of the Disclosing
Party, and shall furnish the Requesting Parties, their respective accountants, legal counsel and other representatives during such period all such information concerning its affairs as the Requesting Parties may reasonably request; provided, that any furnishing of such information pursuant hereto or any investigation by a Requesting Party shall not affect such Requesting Party's right to rely on the representations, warranties, covenants and agreements made by the Disclosing Party in this Agreement. Pending the Initial Escrow Release Date, each Requesting Party shall hold in confidence all information so obtained and will use such information only for purposes related to the transactions contemplated hereby. Each Requesting Party further agrees that, pending the Initial Escrow Release Date, it will not disclose any such information to any third party except upon the prior written consent of the Disclosing Party, or except as required by law or except to its accountants, legal counsel or other representatives who have agreed to maintain the confidentiality of such information. If the transactions contemplated hereby are not consummated, the Requesting Party shall return all data to the Disclosing Party and continue to honor the foregoing confidentiality and non-disclosure covenants for a period of three (3) years. Such obligation of confidentiality shall not extend to any information (i) which is shown to be or to have been generally known to others engaged in the same trade or business as the Disclosing Party; (ii) previously known to the Requesting Party prior to the start of discussions leading to the execution of this Agreement; (iii) obtained by the Requesting Party in good faith from third parties who are not obligated to maintain the information confidential; (iv) that is or shall be public knowledge through no act or omission by the Requesting Party or any of its directors, officers, employees, or representatives; or (v) that is required to be disclosed pursuant to any law, rule or regulation or pursuant to any order or decree of any appropriate court or governmental agency or pursuant to any disclosure obligations set forth in the Federal securities laws.

         4.4 NECESSARY CONSENTS. Each of FED and Telxon shall promptly apply for or otherwise seek, and use its commercially reasonable efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the transactions contemplated by this Agreement, and Telxon shall use its best efforts to obtain all necessary consents, waivers and approvals under any of Virtual's Contracts in connection with the transactions contemplated hereby, except such consents and approvals as FED agrees Telxon shall not seek to obtain, as contemplated by the Telxon Disclosure Schedule.

         4.5 DISCLOSURE OF TRANSACTION. The parties hereto agree that either party may issue a mutually acceptable press release, either jointly or individually, upon the execution of this Agreement and upon the Initial Escrow Release Date. Each party will review and agree to the text of any other public announcement related to this Agreement, the Initial Escrow Release Date or the transactions contemplated hereby prior to the release thereof.

         4.6      KEY EMPLOYEES.

                  (a) Each of Telxon and FED shall use its commercially reasonable efforts to obtain, on or prior to the Initial Escrow Release Date from each of the twelve (12) key employees having the titles set forth on the Telxon Disclosure Schedule (collectively, the "KEY EMPLOYEES"), an executed form of FED's standard forms of confidentiality, non-compete, drug free workplace and other employment related

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agreements effective as of March 31, 1998, together with any and all other documents reasonably requested by FED in connection with the retention of such employees by FED or Virtual.

                  (b) FED intends to make offers of employment to all of the Key Employees; PROVIDED, HOWEVER, that FED, as part of its due diligence, will have the right to interview and conduct background investigations of each of the Key Employees before making offers of employment, and shall not be obligated to make an employment offer to any Key Employee if FED determines in good faith that the results of such investigations are not acceptable to FED. To the extent that FED does not extend an offer of such employment to any Key Employee for his or her position and salary as of the Effective Date, Telxon's obligations hereunder and under the terms of the Escrow Agreement with respect to Key Employees shall be reduced by such number of Key Employees that FED does not extend an offer of such employment.

         4.7 TAX ELECTION. FED, in its sole discretion, may elect to treat the transactions contemplated hereby as a "sale of assets" pursuant to the terms of
Section 338(h)(10) of the Code; provided, however, that FED agrees to indemnify and hold Telxon harmless for any incremental tax liability that results from such election, if such election is made, and against any reasonable accounting expenses incurred by Seller in connection therewith.

         4.8 REAL ESTATE LEASE GUARANTY. Telxon shall remain the guarantor on that certain real estate lease of Virtual pursuant to the terms and conditions of that certain lease dated December 15, 1995 by and between Virtual and Redson Building Partnership (the "LEASE"); provided, however, that FED shall indemnify Telxon to the extent that Telxon, after the date hereof, in its capacity as guarantor of Virtual's obligations under the Lease, is required to make lease payments to the lessor under the terms of the Lease.

         4.9 DELIVERY OF TAX INFORMATION. FED agrees to provide such information as is reasonably required by Telxon in order to allow Telxon the ability to properly and accurately file any Federal, state or local tax returns required to be filed by Telxon with respect to which Telxon is reporting the earnings of Virtual on a consolidated basis with Telxon or to respond to any audit.

         4.10 DELIVERY OF AUDITED BALANCE SHEET. As promptly as possible following the Effective Date, but in no event later than May 31, 1998, Telxon shall deliver to FED the audited balance sheet of Virtual as at March 31, 1998 (the "AUDITED BALANCE SHEET"), including a report by a "big 5" independent accounting firm to the effect that such balance sheet was audited in accordance with GAAP on a basis consistent with the past practice of Virtual and that the Audited Balance Sheet fairly present in all material respects the assets, liabilities and financial condition of Virtual as of the date thereof.

         4.11     NONCOMPETITION.

                  (a) For a period of four (4) years from the date hereof, Telxon hereby covenants and agrees that it will not manufacture (either directly, through any Affiliate, or through any person, firm, corporation or business): (i) head wearable displays or (ii) optic modules or systems for sale as individual modules (except where such modules or systems are incorporated into or used as replacement parts for Telxon's products); provided, however, that Telxon may sell image capture modules which may incorporate optics for data and image capture applications, and in no event shall Telxon be prohibited from continuing to conduct its current business; provided, further, that nothing herein shall prevent Telxon from purchasing from third parties the items set forth in clauses (i) and (ii) of this sentence. Telxon further

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agrees not to solicit, divert or take away, or attempt to solicit, divert or take away, the business or patronage of, interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, of any current customers of FED or Virtual.

                  (b) The parties agree that the duration and geographic scope of the noncompetition provision set forth in this Section 4.11 are reasonable. In the event that any court of competent jurisdiction determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the parties agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The parties intend that this noncompetition provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where this provision is intended to be effective.

                  (c) Telxon agrees that monetary damages are an inadequate remedy for any breach of this Section 4.11 or 4.12 below and that FED shall, whether or not it is pursuing any potential remedies at law, be entitled to equitable relief in the form of preliminary and permanent injunctions without bond or other security upon any actual or threatened breach of this Section 4.11 or 4.12 below.

         4.12 SOLICITATION AND HIRING. For a period of two (2) years after the date hereof, without the prior written consent of the other party, neither party shall, and neither party shall cause its Affiliates to, either directly or indirectly as a stockholder, investor, partner, director, officer, employee or otherwise, (i) solicit or attempt to induce any person employed by the other party as of the date hereof or any time hereafter to terminate his or her employment with such party or (ii) hire or attempt to hire any person employed by the other party as of the date hereof or any time hereafter.

         4.13 RIGHT OF FIRST REFUSAL. Until March 31, 1999, FED grants Telxon a right of first refusal to license on mutually agreeable terms on a non-exclusive basis intellectual property rights developed by Virtual between March 31, 1998 and March 31, 1999 for the field of laser bar code systems, pen-based and other mobile computer data entry and transaction processing systems, wireless communication data systems and networks used in conjunction with Telxon data collection and transaction processing products for Telxon's vertical markets, voice-activated data systems used in conjunction with Telxon data collection and transaction processing products for Telxon's vertical markets, image capture systems, and electronic labeling systems worldwide ("TELXON'S MARKET") each time a license to such intellectual property rights is offered or extended by Virtual in the Telxon's Market on a non-exclusive and non-customized basis to any other party; provided, however, that FED shall not, from March 31, 1998 until March 31, 1999, offer any such license within the Telxon's Market on an exclusive basis to those competitors of Telxon set forth on the Telxon Disclosure Schedule.



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                                    ARTICLE V
                                   CONDITIONS
                                   ----------

         5.1 CONDITIONS TO OBLIGATIONS OF FED AND TELXON PRIOR TO THE EFFECTIVE DATE. The obligations of FED and Telxon to enter into this Agreement and to consummate the transactions contemplated hereby are subject to the satisfaction, at or before the Effective Date, of all of the following conditions, unless expressly waived in writing by the other party:

                  (a) CERTIFICATES. Each party shall have received from the other party a certificate from the Chief Executive Officer, Chief Financial Officer or Executive Vice President of such party, dated the Effective Date, certifying, that all representations and warranties by such party in this Agreement, the respective disclosure schedules, or the other Schedules and Exhibits hereto, or in any written statement or certificate that shall be delivered by either party under this Agreement shall be true in all material respects on and as of the Effective Date.

                  (b) REQUIRED CONSENTS. All consents, approvals and waivers required on or prior to the Effective Date from third parties and governmental authorities necessary to the transactions as contemplated hereby.

                  (c) SCHEDULES. Each party shall have completed and attached hereto their respective disclosure schedules required by this Agreement, such disclosure schedules shall have been updated immediately prior to the Initial Escrow Release Date, and such disclosure schedules shall have been acceptable to the other party and their counsel, in their sole discretion.

                  (d) ESCROW AGREEMENT. FED and Telxon shall have entered into the Escrow Agreement.

                  (e) MANAGEMENT SERVICES AGREEMENT. FED, Telxon and Virtual shall have entered into the Management Services Agreement substantially in the form as attached hereto as EXHIBIT C.

                  (f) SUPPLY AGREEMENT. FED, Telxon and Virtual shall have entered into the Supply Agreement substantially in the form as attached hereto as EXHIBIT D.

                  (g) PATENT LICENSE. FED, Telxon and Virtual shall have entered into the Patent License substantially in the form as attached hereto as EXHIBIT E.

                  (h) LICENSE AGREEMENT (TELXON PATENT APPLICATIONS). FED and Telxon shall have entered into the License Agreement (Telxon Patent Applications) substantially in the form as attached hereto as EXHIBIT F.

                  (i) SERIES F AGREEMENT. FED and Telxon shall have entered into the Series F Agreement.

                  (j) FIRST AMENDED AND RESTATED CO-SALE AGREEMENT. Mr. Gary Jones, Ms. Susan Jones, FED and Telxon shall have entered into the First Amended and Restated Co-Sale Agreement substantially in the form as attached hereto as EXHIBIT G.


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                  (k) FIRST AMENDED AND RESTATED STOCKHOLDER RIGHTS AGREEMENT.
Mr. Gary Jones, FED and Telxon shall have entered into the First Amended and Restated Stockholder Rights Agreement substantially in the form as attached hereto as EXHIBIT H.

                  (l) LICENSE AGREEMENT. FED and Telxon shall have entered into the License Agreement substantially in the form as attached hereto as EXHIBIT I.

                  (m) ACCOUNTS RECEIVABLE ASSIGNMENTS AND ACCOUNTS PAYABLE ASSUMPTION. All accounts receivable to be assigned by Virtual to Telxon, as set forth on the Telxon Disclosure Schedule, and all accounts payable to be assumed by Telxon from Virtual, as set forth on the Telxon Disclosure Schedule, shall have been properly assigned and assumed, respectively, or both parties shall have agreed to such assignments and assumptions as of the Initial Escrow Release Date.

         5.2 CONDITIONS TO OBLIGATIONS OF FED PRIOR TO THE EFFECTIVE DATE. The obligations of FED to enter into this Agreement and to consummate the transactions contemplated hereby are subject to the satisfaction, at or before the Effective Date, of all of the following conditions, unless expressly waived in writing by FED:

                  (a) GOOD STANDING CERTIFICATES. Telxon shall have delivered to FED (i) a certificate of the Secretary of State of the State of Delaware as of the Effective Date as to the legal existence and good standing of Virtual in Delaware as of the Effective Date and (ii) a certificate of the secretary of state in each other jurisdiction set forth on the Telxon Disclosure Schedule.

                  (b) OPINION OF COUNSEL FOR VIRTUAL. FED shall have received an opinion from Goodman Weiss Miller LLP, counsel for Virtual, dated the Effective Date, in the form attached hereto as EXHIBIT J addressed to it and dated as of the Effective Date (the "VIRTUAL OPINION");

         5.3 CONDITIONS TO OBLIGATIONS OF FED AND TELXON PRIOR TO THE INITIAL ESCROW RELEASE DATE. The obligations of FED and Telxon to deliver the notice required by the Escrow Agreement on or prior to the Initial Escrow Release Date are subject to the satisfaction, at or before the Initial Escrow Release Date, of all of the following conditions, unless expressly waived in writing by the other party:

                  (a) REPRESENTATIONS AND WARRANTIES TRUE. All representations and warranties by each party in this Agreement, the respective disclosure schedules, or the other Schedules and Exhibits hereto, or in any written statement or certificate that shall be delivered by either party under this Agreement shall be true in all material respects on and as of the Initial Escrow Release Date as though such representations and warranties were made on and as of that date.

                  (b) COVENANTS PERFORMED. Each party shall have performed, satisfied, and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by such party on or before the Initial Escrow Release.

                  (c) NO VIOLATIONS; NO ACTIONS. Consummation of the transactions contemplated by this Agreement shall not violate any order, decree or judgment of any court or governmental body having competent jurisdiction, including without limitation, the Virtual Bankruptcy Court, and no action or proceeding shall have been instituted or threatened by any person, entity or governmental agency which would result in (i) the obtaining of material damages from Virtual; (ii) an order,

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judgment or decree restraining, prohibiting or rendering unlawful the consummation of the transactions contemplated by this Agreement; or (iii) other relief in connection therewith.

                  (d) REQUIRED CONSENTS. All consents, approvals and waivers required prior to the Initial Escrow Release Date from third parties and governmental authorities necessary to the transactions as contemplated hereby.

                  (e) ILLEGALITY OR LEGAL CONSTRAINT. No statute, rule, regulation, executive order, decree, injunction or restraining order shall have been enacted, promulgated or enforced (and not repealed, superseded or otherwise made inapplicable) by any court or governmental authority which prohibits the execution of this Agreement or the consummation of the transactions contemplated hereby (each party agreeing promptly to use its reasonable commercial efforts to have any such order, decree or injunction lifted).

         5.4 CONDITIONS TO OBLIGATIONS OF FED PRIOR TO THE INITIAL ESCROW RELEASE DATE. The obligations of FED to deliver the notice required by the Escrow Agreement on or prior to the Initial Escrow Release Date is subject to the satisfaction, at or before the Initial Escrow Release Date, of all of the following conditions, unless expressly waived in writing by FED:

                  (a) NO MATERIAL ADVERSE EFFECT. During the period from March 31, 1998 to the Initial Escrow Release Date, there shall not have been any material adverse change in the business, properties, results of operations, or condition (financial or otherwise) of Virtual.

                  (b) MINIMUM EMPLOYMENT OFFERS ACCEPTANCE LEVEL. Unless reduced pursuant to Section 4.6(b) hereof, FED's employment offers to the Virtual employees must have been accepted by at least ten of the twelve Key Employees on or before the Initial Escrow Release Date and such employees shall have entered into FED's standard forms of confidentiality, non-compete, drug free workplace and other employment related agreements effective as of March 31, 1998.

                  (c) BUYER DUE DILIGENCE. FED, its attorneys, and its other representatives and agents shall have satisfactorily conducted and completed their due diligence investigation of Virtual.

         5.5 CONDITIONS TO OBLIGATIONS OF TELXON PRIOR TO THE INITIAL ESCROW RELEASE DATE. The obligations of Telxon to deliver the notice required by the Escrow Agreement on or prior to the Initial Escrow Release Date is subject to the satisfaction, at or before the Initial Escrow Release Date, of all of the following conditions, unless expressly waived in writing by Telxon:

                  (a) SERIES F FINANCING. At least one tranche of the Series F Preferred Stock financing shall have closed with aggregate minimum cash proceeds of Five Million Dollars ($5,000,000) at a price per share of Series F Preferred Stock equal to at least Six Dollars ($6.00).

                  (b) NO MATERIAL ADVERSE EFFECT. During the period from March 31, 1998 to the Initial Escrow Release Date, there shall not have been any material adverse change in the business, properties, results of operations, or condition (financial or otherwise) of FED.

                  (c) ANCILLARY DOCUMENTS. The ancillary documents to be delivered in connection with the transactions contemplated by the Series F Agreement shall not contain information which, in

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the aggregate, materially differs from the information provided to Telxon on or prior to the date thereof and which difference would have a Material Adverse Effect on FED.


                                   ARTICLE VI
                                   DELIVERIES
                                   ----------

         6.1 DELIVERIES BY TELXON AT THE EFFECTIVE TIME. At the Effective Time, Telxon shall execute and deliver or cause to be executed and delivered to FED:

                  (a) CORPORATE DOCUMENTS. The Certificate of Incorporation of Virtual, certified by the Secretary of State of Delaware as of a recent date, and the Bylaws of Virtual, certified by the Secretary of Virtual as in effect as of the Effective Date;

                  (b) CERTIFICATE OF GOOD STANDING AND TAX STATUS. (i) Certificates from the Secretary of State or other appropriate official of Delaware to the effect that Virtual is in good standing or subsisting in such jurisdiction and listing all charter documents of Virtual on file; (ii) a certificate from the Secretary of State or other appropriate official in each state listed in the Telxon Disclosure Schedule in which Virtual is qualified to do business to the effect that Virtual is duly qualified to do business as a foreign corporation and is in good standing in such state; and (iii) certificates as to the tax status of Virtual in its jurisdiction of incorporation and each state in which Virtual is qualified to do business.

                  (c) RESOLUTIONS. A copy of the resolutions of the Board of Directors of Telxon, certified by the Secretary of Telxon, as having been duly and validly adopted and being in full force and effect, authorizing the execution and delivery of the Documents and the performance of the transactions contemplated hereby and thereby by Telxon;

                  (d) OFFICERS' CERTIFICATE. The officers' certificate deliverable pursuant to Section 5.1(a) hereof;

                  (e) SECRETARY'S CERTIFICATE. A certificate of the Secretary of Telxon, in form and substance satisfactory to FED and its counsel, certifying
(i) that attached thereto are true and certified copies of the Certificate of Incorporation and Bylaws of Virtual, as amended to the Effective Date; (ii) that attached thereto are true and complete copies of the resolutions of the Board of Directors of Telxon authorizing the execution, delivery and performance of this Agreement and any other documents, instruments and certificates required to be executed by it in connection herewith and approving the consummation of the transactions contemplated hereby and thereby; (iii) the names and true signatures of the officers of Telxon signing this Agreement and all other documents to be delivered in connection with this Agreement and the consummation of the transactions contemplated hereby and thereby; and (iv) the Virtual Bankruptcy Plan, as amended to the Effective Date;

                  (f) BOOKS AND RECORDS. All of the minute books, stock ledgers and similar corporate records of Virtual;

                  (g) OPINION OF COUNSEL. The Virtual Opinion;


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                  (h) RESIGNATION OF VIRTUAL BOARD OF DIRECTORS. A Unanimous
Written Consent of the Board of Directors of Virtual resigning their positions as directors and officers of Virtual effective at the Effective Time; and

                  (i) OTHER DOCUMENTS. Such other documents and instruments as FED or its counsel shall deem reasonably necessary to consummate the transactions contemplated hereby.

         All documents delivered to FED shall be in form and substance reasonably satisfactory to FED and its counsel.

         6.2 DELIVERIES OF FED AND TELXON ON THE INITIAL ESCROW RELEASE DATE. On the Initial Escrow Release Date, FED and Telxon shall execute and deliver or cause to be executed and delivered to other party:

                  (a) ESCROW AGENT INSTRUCTIONS. An instruction letter to the Escrow Agent instructing the Escrow Agent to (i) release the Cash Purchase Price and Three Million Four Hundred Thousand Dollars ($3,400,000) of the Stock Purchase Price to Telxon, (ii) release the Shares to FED, and (iii) hold the remaining number of shares constituting the Stock Purchase Price pursuant to the terms and conditions of this Agreement and the Escrow Agreement; and

                  (b) OTHER DOCUMENTS. Such other documents and instruments as either party or their respective counsel shall deem reasonably necessary to consummate the transactions contemplated hereby.


                                   ARTICLE VII
                                 INDEMNIFICATION
                                 ---------------

         7.1 INDEMNIFICATION BY TELXON. Telxon shall indemnify FED and its directors, officers, employees, agents or advisors, or any of their respective successors and assigns, in respect of, and hold each of them harmless against, any and all demands, claims, debts, actions, assessments, judgements, settlements, sanctions, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, known or unknown, due or to become due or otherwise), monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including, without limitation, amounts paid in settlement, interest, court costs, costs of investigators, reasonable fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation) ("DAMAGES"), net of any insurance payments actually received in connection therewith (less collection costs), incurred or suffered by them or any of their Affiliates:

                  (a) resulting from, relating to or constituting any misrepresentation, breach of warranty or failure to perform any covenant or agreement of Telxon contained, or referred to, in this Agreement, the Escrow Agreement or in the certificate delivered pursuant to Section 6.1(d) herein; or

                  (b) arising out of the conduct of Virtual's business prior to the Effective Date or resulting from or relating to any goods sold or services rendered by Virtual through the Effective Date, including without limitation, customer claims and customer warranty claims in respect of such pre-Effective Date goods and services ("CUSTOMER CLAIMS"), regardless of when asserted.

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         7.2 INDEMNIFICATION BY FED. FED shall indemnify Telxon and its directors, officers, employees, agents or advisors, or any of their respective successors and assigns, in respect of, and hold each of them harmless against, any and all Damages, net of any insurance payments actually received in connection therewith (less costs of collection), incurred or suffered by them or any of their Affiliates:

                  (a) resulting from, relating to or constituting any misrepresentation, breach of warranty or failure to perform any covenant or agreement of FED contained, or referred to, in this Agreement, the Escrow Agreement or in the certificate delivered pursuant to Section 5.1(a) herein; or

                  (b) arising out of the conduct of Virtual's business after the Effective Date or resulting from or relating to any goods sold or services rendered by Virtual after the Effective Date, including without limitation, Customer Claims in respect of such post-Effective Date goods and services, regardless of when asserted.

         7.3      METHOD OF ASSERTING CLAIMS.

                  (a) All claims for indemnification by an Indemnified Person (as hereinafter defined) pursuant to this Article VII shall be made in accordance with the provisions of this Section 7.3 and the Escrow Agreement.

                  (b) A party entitled to indemnification under this Article VII (the "INDEMNIFIED PERSON") shall give prompt written notification to the party obligated to provide such indemnification (the "INDEMNIFYING PERSON") of the commencement of any action, suit or proceeding relating to a third party claim for which indemnification pursuant to this Article VII may be sought; PROVIDED, HOWEVER, that no delay on the part of the Indemnified Person in notifying the Indemnifying Person shall relieve the Indemnifying Person from any liability or obligation under this Article VII except to the extent of any damage or liability caused solely by or arising out of such delay. Within 30 days after delivery of such notification, the Indemnifying Person may, upon written notice thereof to the Indemnified Person, assume control of the defense of such action, suit or proceeding with counsel reasonably satisfactory to the Indemnified Person, provided (i) the Indemnifying Person acknowledges in writing to the Indemnified Person that the Indemnifying Person shall indemnify the Indemnified Person with respect to all elements of such action, suit or proceeding and any damages, fines, costs or other liabilities that may be assessed against the Indemnified Person in connection with such action, suit or proceeding, and (ii) the third party seeks monetary damages only, and provided further that in such case, the Indemnifying Party shall have no obligation to pay any further costs or expenses of legal counsel of the Indemnified Party thereafter incurred in connection with such defense other than the reasonable costs of investigation. If the Indemnifying Person does not so assume control of such defense, the Indemnified Person shall control such defense. The party not controlling such defense may participate therein at its own expense; provided, that if the Indemnifying Person assumes control of such defense and the Indemnified Person is advised by counsel in writing that the Indemnifying Person and the Indemnified Person may have conflicting interests or different defenses available with respect to such action, suit or proceeding, the reasonable fees and expenses of counsel to the Indemnified Person shall be considered "Damages" for purposes of this Agreement. The party controlling such defense shall keep the other party advised of the status of such action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the other party with respect thereto. An Indemnified Person shall not agree to any settlement of such action, suit or proceeding without the prior written consent of

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the Indemnifying Person, which shall not be unreasonably withheld or delayed.
The Indemnifying Person shall not agree to any settlement or the entry of a judgment in any action, suit or proceeding without the prior written consent of the Indemnified Person, which shall not be unreasonably withheld (it being understood that it is reasonable to withhold such consent if, among other things, the settlement or the entry of a judgment (A) lacks a complete release of the Indemnified Person for all liability with respect thereto or (B) imposes any liability or obligation on the Indemnified Person).

         7.4      SURVIVAL AND LIMITATIONS.

                  (a) Unless otherwise specified in this Section 7.4 or elsewhere in this Agreement, all provisions of this Agreement shall survive the Effective Date and the consummation of the transactions contemplated hereby and shall continue forever in full force and effect in accordance with their terms.

                  (b) Except for the representations and warranties of Telxon set forth in Section 2.13 and Section 2.22, the representations and warranties of Telxon set forth in Article II above and the indemnification obligations set forth in this Article VII with respect to such representations and warranties of Telxon (except for Section 2.13 and Section 2.22) (i) shall survive the Effective Date and the consummation of the transactions contemplated hereby and continue for a period of twelve (12) months after March 31, 1998 and (ii) shall not be affected by any examination made for or on behalf of FED or the knowledge of any of FED's officers, directors, stockholders, employees or agents.

                  (c) The representations and warranties of Telxon set forth in
Section 2.13 and Section 2.22 shall survive the Effective Date and the consummation of the transactions contemplated hereby and shall continue for seven (7) years in full force and effect in accordance with their terms.

                  (d) The representations and warranties of FED set forth in
Article III above and the indemnification obligations set forth in this Article VII with respect to such representations and warranties of FED (i) shall survive the Effective Date and the consummation of the transactions contemplated hereby and continue for a period of twelve (12) months after March 31, 1998 and (ii) shall not be affected by any examination made for or on behalf of Telxon or the knowledge of any of Telxon's officers, directors, stockholders, employees or agents.
                  (e) The date on which any particular representation, warranty or indemnification obligation of Telxon or FED terminates shall be referred to herein and in the Escrow Agreement as the "TERMINATION DATE". If a notice of a claim is given in accordance with the notice provisions of this Agreement or the Escrow Agreement before the Termination Date, then (notwithstanding the occurrence of the Termination Date) the representation, warranty or indemnification obligation applicable to such claim shall survive until, but only for purposes of, the resolution of such claim.

                  (f) If at any time Escrow Shares (as defined in the Escrow Agreement) are to be released to FED in consideration for any Key Employee of Virtual who leaves the employ of Virtual on or prior to the Termination Date, Telxon's indemnification obligations under this Article VII shall increase by such equivalent number of shares of Series F Preferred Stock (or cash representing such number of shares of Series F Preferred Stock) then held by Telxon.

                  (g) Notwithstanding anything to the contrary herein, neither party shall be liable under this Article VII unless and until the aggregate Damages (without giving effect to any materiality

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or material adverse effect qualifications or materiality exceptions contained in any provision of this Agreement) exceed Twenty Thousand Dollars ($20,000) (at which point such party shall become liable for the aggregate Damages, and not just amounts in excess of Twenty Thousand Dollars ($20,000)). Except with respect to (i) claims based on gross negligence, willful misconduct or fraud,
(ii) claims made under Section 7.1(b) or 7.2(b) hereof, and (iii) the obligations of Telxon set forth in Section 7.4(c) and Section 7.4(f) hereof, (A) the indemnification obligations of Telxon in favor of FED under this Article VII with respect to all representations and warranties of Telxon other than pursuant to Section 2.13 and Section 2.22 shall be limited solely to the amounts held pursuant to the terms of the Escrow Agreement, (B) the indemnification obligations of FED in favor of Telxon under this Article VII with respect to all representations and warranties of FED shall be limited to One Hundred Thousand Dollars ($100,000); provided that nothing herein shall limit Telxon's indemnification rights under the Series F Agreement, (C) any indemnification obligations of Telxon in favor of FED under this Article VII with respect to
Section 2.13, Section 2.22 or any other matter shall be payable by Telxon in shares of FED capital stock or cash (at the sole option of Telxon), and (D) the rights of the parties under this Article VII and under the Escrow Agreement shall be the exclusive remedy of the parties with respect to matters covered by this Article VII. Except with respect to Telxon's obligations under Section 7.4(c), in furtherance of the foregoing, each of the parties hereto hereby waives, to the fullest extent permitted under applicable law, any and all other rights, claims and causes of action it may have, from and after the Termination Date, against the other party or their respective officers, directors, employees, agents, representatives and Affiliates, relating to the breach of representations and warranties contained in this Agreement.

                  (h) The Indemnified Party shall take all commercially reasonable steps to mitigate damages in respect of any claim for which it is seeking indemnification, including, without limitation, using commercially reasonable efforts to effect recovery of available insurance claims in connection with such claim, and shall use commercially reasonable efforts to avoid any costs or expenses associated with such claim and, if such costs and expenses cannot be avoided, to minimize the amount thereof.


                                  ARTICLE VIII
                                   TERMINATION
                                   -----------

         8.1      TERMINATION.

                  (a) This Agreement may not be terminated at any time after the Effective Date and prior to the Initial Escrow Release Date except:

                           (i) by FED (provided FED is not otherwise in breach), if there has been a breach by Telxon of any representation, warranty, covenant or agreement set forth in this Agreement on the part of Telxon which is material and which Telxon fails to cure within five (5) business days after notice thereof is given by FED (except that no cure period shall be provided for a breach by Telxon which by its nature cannot be cured);

                           (ii) by Telxon (provided Telxon is not otherwise in breach), if there has been a breach by FED of any representation, warranty, covenant or agreement set forth in this Agreement on the part of FED which is material and which FED fails to cure within five (5)

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                                                                  EXECUTION COPY
                                                                  --------------

         business days after notice thereof is given by Telxon (except that no cure period shall be provided for a breach by FED which by its nature cannot be cured);

                           (iii) by FED or Telxon, if the Initial Escrow Release Date shall not be on or prior to April 15, 1998;

                           (iv) by FED if there is any litigation either pending or threatened (including injunctive relief) which attempts to prevent this Agreement or the transactions contemplated hereby from becoming effective; or

                           (v) by Telxon if (a) there is any litigation pending or threatened (including injunctive relief) which attempts to prevent this Agreement or the transactions contemplated hereby from becoming effective and (b) the directors of Telxon are named individually in any such litigation and FED does not agree to indemnify such directors for any liability they may incur as a result of such litigation or such directors may not otherwise be entitled to indemnification by Telxon.

                  (b) Where action is taken to terminate this Agreement pursuant to this Section 8.1, it shall be sufficient for such action to be authorized by the Board of Directors of the party taking such action.

                  (c) In the event of termination of this Agreement as provided in this Section, this Agreement shall forthwith become void. Termination of this Agreement shall not limit the liability of any party hereto except as provided in this Agreement.


                                   ARTICLE IX
                            MISCELLANEOUS PROVISIONS
                            ------------------------

         9.1 FURTHER ASSURANCES. At the request of any of the parties hereto, and without further consideration, each party agrees to execute such documents and instruments and to do such further acts as may be necessary or desirable to effectuate the transactions contemplated hereby.

         9.2 EACH PARTY TO BEAR OWN COSTS. Each of the parties hereto shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

         9.3 HEADINGS. The subject headings of the Articles and Sections of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

         9.4 ENTIRE AGREEMENT; WAIVERS. The Documents, the disclosure schedules, and the Exhibits and Schedules hereto constitute the entire agreement between the parties pertaining to the contemporaneous agreements, representations, and understandings of the parties with respect to the subject matter and supersede all prior assignments and understandings, both written and oral, among the parties with respect to the subject matter hereof and are not intended to confer upon any other person any rights or remedies hereunder except as otherwise provided herein. No supplement,

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                                                                  --------------

modification, or amendment of this Agreement shall be binding unless executed in writing by all parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

         9.5 THIRD PARTIES. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over against any party to this Agreement.

         9.6 PARTIES IN INTEREST. This Agreement and the rights and obligations set forth herein may not be transferred, assigned, pledged or hypothecated by any party hereto, other than by operation of law, without the consent of each party hereto. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

         9.7 NOTICES. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, on the date of transmittal of services via telecopy to the party to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows (or at such other address for a party as shall be specified by like notice):

                  To FED at:             FED Corporation
                                         1580 Route 52
                                         Hopewell Junction, New York  12533
                                         Attention:  Mr. Gary Jones
                                         Telecopy No.:  (914) 892-1935

                  With a copy to:        Brobeck, Phleger & Harrison LLP
                                         1633 Broadway, 47th Floor
                                         New York, New York 10019
                                         Attention:  Alexander D. Lynch, Esq.
                                         Telecopy No.:  (212) 586-7878

                  To Telxon at:          Telxon Corporation
                                         3330 W. Market Street
                                         Akron, Ohio  44333
                                         Attention:  Mr. Robert Eberle
                                         Telecopy No.:  (330) 664-2251


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                                                                  EXECUTION COPY
                                                                  --------------

                  With a copy to:           Goodman Weiss Miller LLP
                                            100 Erieview Plaza, 27th Floor
                                            Cleveland, Ohio  44114-1824
                                            Attention:  Robert A. Goodman, Esq.
                                            Telecopy No.:  (216) 363-5835

Any party may change its address for purposes of this Section by giving notice of the new address to each of the other parties in the manner set forth above.

         9.8 ATTORNEYS' FEES. If any party to this Agreement shall bring any action, suit, counterclaim or appeal for any relief against the other, declaratory or otherwise, to enforce the terms hereof or to declare rights hereunder (collectively, an "ACTION"), the Prevailing Party (as hereinafter defined) shall be entitled to recover as part of any such Action its reasonable attorneys' fees and costs, including any fees and costs incurred in bringing and prosecuting such Action and/or enforcing any order, judgment, ruling or award granted as part of such Action. "PREVAILING PARTY" within the meaning of this
Section 9.8 includes, without limitation, a party who agrees to dismiss an Action upon the other party's payment of all or a portion of the sums allegedly due or performance of the covenants allegedly breached, or who obtains substantially the relief sought by it.

         9.9 GOVERNING LAW. The terms of this Agreement shall be governed by the laws of the State of Delaware, without regard to principles of choice or conflicts of laws.

         9.10 CONSENT TO JURISDICTION AND FORUM SELECTION. The parties agree that all actions or proceedings arising in connection with this Agreement shall be tried and litigated exclusively in the state and Federal courts located in the county of Dutchess, New York or Summit, Ohio. The aforementioned choice of venue is intended by the parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the parties with respect to or arising out of this Agreement in any jurisdiction other than that specified in this Section 9.10. Each party hereby waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this Section, and stipulates that the state and Federal courts located in the county of Dutchess, New York or Summit, Ohio shall have in personam jurisdiction and venue over each of them for the purposes of litigating any dispute, controversy or proceeding arising out of or related to this Agreement. Each party hereby authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this Section 9.10 by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices as set forth in this Agreement. Any final judgment rendered against a party in any action or proceeding shall be conclusive as to the subject of such final judgment and may be enforced in other jurisdictions in any manner provided by law.

         9.11 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

         9.12 SEVERABILITY. All provisions contained herein are severable and in the event that any of them shall be held to be to any extent invalid or otherwise unenforceable by any court of competent jurisdiction, such provision shall be construed as if it were written so as to effectuate to the greatest

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                                                                  EXECUTION COPY
                                                                  --------------

possible extent the parties' expressed intent; and in every case the remainder of this Agreement shall not be affected thereby and shall remain valid and enforceable, as if such affected provision were not contained herein.

         9.13 CONSTRUCTION OF AGREEMENT; KNOWLEDGE. The words "include," "includes," and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." For purposes of this Agreement, and except as provided in the following sentence, the term "best knowledge," when used in reference to a corporation means the actual knowledge of the executive officers of such corporation after such officers shall have made inquiry that is customary and appropriate under the circumstances to which reference is made, and when used in reference to an individual means the actual knowledge of such individual after the individual shall have made inquiry that is customary and appropriate under the circumstances to which reference is made.

         9.14 PUBLICITY. The parties shall cooperate with each other in the development and distribution of all news releases and other public disclosures relating to the transactions contemplated hereby. None of the parties shall issue or make, or cause to have issued or made, any press release or announcement concerning the transactions contemplated hereby without the advance approval in writing of the form and substance thereof by the other parties, unless otherwise required by applicable law.

         9.15 MUTUAL DRAFTING. This Agreement is the joint product of the parties hereto, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of such parties, and shall not be construed for or against any party hereto.

         9.16 BROKERS OR FINDERS. Telxon shall be responsible for any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with the Documents or any transaction contemplated hereby or thereby.

         9.17 SPECIFIC PERFORMANCE AND OTHER REMEDIES. The parties hereto each acknowledge that the rights of each party to consummate the transactions contemplated hereby are special, unique and of extraordinary character, and that, in the event that any party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching party may be without an adequate remedy at law. The parties each agree, therefore, that in the event that either party violates or fails or refuses to perform any covenant or agreement made by such party herein, the non-breaching party or parties may, subject to the terms of this Agreement and in addition to any remedies at law for damages or other relief, institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief.


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                                       33



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         IN WITNESS WHEREOF, the parties hereto have executed this Stock
Purchase and Exchange Agreement as of the date first above written.



                                 FED CORPORATION


                                 BY: /s/ Gary Jones
                                  -------------------------------------

                                 ITS: President & CEO
                                  -------------------------------------




                                  TELXON CORPORATION


                                  BY: /s/ Robert A. Eberle
                                     -------------------------------------
                                  ITS: Executive Vice President
                                     -------------------------------------